UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 29, 2023

VERU INC.

(Exact name of registrant as specified in its charter)

Wisconsin	1-13602	39-1144397
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2916 N. Miami Avenue, Suite 1000, Miami, Florida 33127

Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (305) 509-6897

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	VERU	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On September 29, 2023, Veru Inc. (the “Company”) entered into an Amendment to Asset Purchase Agreement (the “Amendment “) with Blue Water Biotech Inc. f/k/a Blue Water Vaccines Inc. (the “Purchaser”). The Amendment amends the Asset Purchase Agreement, dated as of April 19, 2023 (the “Asset Purchase Agreement”), between the Company and the Purchaser by providing that the promissory note for the $4 million installment of the purchase price due September 30, 2023, will be deemed paid and fully satisfied upon (1) the payment to the Company of the sum of $1,000,000 in immediately available funds on September 29, 2023, and (2) the issuance to the Company by October 3, 2023 of 3,000 shares of Series A Convertible Preferred Stock (the “Series A Preferred Stock”) of the Purchaser. The Company received such $1,000,000 payment on September 29, 2023.

The terms of the Series A Purchaser Preferred Stock are governed by a Certificate of Designations filed with the Delaware Secretary of State by the Purchaser on September 29, 2023. Pursuant to the Certificate of Designations, each share of Series A Preferred Stock is convertible by the Company at any time and from time to time from and after one year from the date of issuance of the Series A Preferred Stock into that number of shares of the Purchaser’s common stock determined by dividing the Stated Value of $1,000 per share by the Conversion Price of $0.5254 per share, subject to adjustment as provided in the Certificate of Designations. The Series A Preferred Stock issued to the Company is initially convertible into an aggregate of approximately 5,709,935 shares of the Purchaser’s common stock, subject to certain shareholder approval limitations specified in the Certificate of Designations. The Purchaser has agreed in the Amendment to use commercially reasonable efforts to obtain such shareholder approval by December 31, 2023. The Series A Preferred Stock is entitled to share ratably in any dividends paid on the Purchaser’s common stock (on an as-if-converted-to-common-stock basis), has no voting rights except as to certain significant matters specified in the Certificate of Designations, and has a liquidation preference equal to the Stated Value of $1,000 per share plus any accrued but unpaid dividends thereon. The Series A Preferred Stock is redeemable in whole or in part at the Purchaser’s option at any time. The Purchaser also agreed to include the shares of common stock issuable upon conversion of the Series A Preferred Stock in the next resale registration statement filed with the Securities and Exchange Commission.

There can be no assurance as to (1) whether and when the Company will receive the future installment payments of purchase price or sales milestone payments under the Asset Purchase Agreement and the extent of the risk of a future default by the Purchaser in performing its payment obligations, (2) the ability of the Purchaser to obtain the requisite approval of its shareholders to the conversion of all of the shares of Series A Preferred Stock, and (3) whether and when the Company will be able to receive any cash proceeds from the Series A Preferred Stock, whether from sales of shares of the Purchaser’s common stock issuable upon conversion of the Series A Preferred Stock or otherwise, and the amount of any such cash proceeds.

The description of the Amendment (including the Certificate of Designations) set forth herein is qualified in its entirety by reference to the full text of the Amendment (including the Certificate of Designations), a copy of which is attached as Exhibit 10.1 hereto and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Document

10.1	Amendment to Asset Purchase Agreement, dated as of September 29, 2023, between Veru Inc. and Blue Water Biotech Inc.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 2, 2023	VERU INC.

	By:	/s/ Michele Greco
Michele Greco
Chief Financial Officer and Chief Administrative Officer

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